EXHIBIT 16.1

April 20, 2006

Securities and Exchange Commission
Washington, D.C.

Re:  China 3C Group (formerly Sun Oil & Gas Corp.)

Gentlemen:

We have read Item 4.01 “Changes in Registrant’s Certifying Accountants” contained in China 3C Group's (formerly Sun Oil & Gas Corp.) 8-K dated April 20, 2006, and are in agreement with the statements contain therein, as they relate to our firm.

Very truly yours,

/s/ Kabani & Company, Inc.

Kabani & Company, Inc.